Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/29/2021	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS FIRST QUARTER 2021 RESULTS

•2021 global comparable sales and revenues for the quarter surpassed first quarter 2019 levels, driven by the U.S.
•Global comparable sales increased 7.5% in the first quarter, with growth across all segments
•Diluted earnings per share of $2.05 increased 39%; excluding strategic gains, diluted earnings per share of $1.92 increased 31%

CHICAGO, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2021.

“Our first quarter 2021 global comparable sales and revenues surpassed first quarter 2019 levels, even as resurgences and operating restrictions persist in many parts of the world. I continue to be inspired by the resilience of our crew members, franchisees, suppliers, and company employees as we lead with our values and stay true to our purpose of feeding and fostering communities,” said McDonald’s President and Chief Executive Officer Chris Kempczinski. “Our teams around the world are focused on executing our Accelerating the Arches strategy at the highest level - we’re maximizing our marketing in a culturally relevant way, committed to the great tasting customer favorites on our core menu and doubling-down on digital, delivery and drive thru to create a faster and easier customer experience.”

First quarter financial performance:
•Global comparable sales increased 7.5%, reflecting positive comparable sales across all segments: 13.6% in the U.S.; 0.6% in the International Operated segment; and 6.4% in the International Developmental Licensed segment.
•Consolidated revenues increased 9% (5% in constant currencies).
•Systemwide sales increased 12% (8% in constant currencies).
•Consolidated operating income increased 35% (30% in constant currencies) and included $135 million of strategic gains primarily related to the sale of McDonald's Japan stock. Excluding these gains, operating income increased 27% (22% in constant currencies).
•Diluted earnings per share of $2.05 increased 39% (35% in constant currencies). Excluding $0.13 per share of strategic gains, diluted earnings per share was $1.92 for the quarter, an increase of 31% (27% in constant currencies).

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended March 31,
	2021	2020
U.S.	13.6%	0.1%
International Operated Markets	0.6	(6.9)
International Developmental Licensed Markets & Corporate	6.4	(4.3)
Total	7.5%	(3.4)%
•Comparable Sales: Quarterly comparable sales results were positive across all segments as we began to lap the significant impact of COVID-19 on our global results beginning in March 2020. Guest counts remained negative for all segments.
•U.S.: Comparable sales results benefited from average check growth with double digit positive comparable sales across all dayparts. The Company's strong national menu and marketing offerings, as well as growth in delivery and digital platforms, contributed to the comparable sales growth.
•International Operated Markets: Results reflected strong positive comparable sales in the U.K., Australia and Canada, partly offset by significantly negative comparable sales in France and Germany. Comparable sales in many markets continued to be impacted by varying levels of government imposed COVID-19 restrictions on restaurant operations.
•International Developmental Licensed Markets: Monthly comparable sales results improved sequentially throughout the quarter. The strong quarterly comparable sales were primarily driven by China and Japan.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended March 31,
	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,124.6	$4,714.4	9%	5%
Operating income	2,281.3	1,693.6	35	30
Net income	1,537.2	1,106.9	39	35
Earnings per share-diluted	$2.05	$1.47	39%	35%
Results for the quarter reflected stronger operating performance in the U.S. due to higher sales-driven restaurant margins.
Results for the quarter included $135 million of pre-tax strategic gains, or $0.13 per share, primarily related to the sale of McDonald’s Japan stock, which reduced the Company's ownership by an additional 3%.
Foreign currency translation had a positive impact of $0.06 on diluted earnings per share for the quarter.
EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended March 31,
	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$2.05	$1.47	39%	35%
Strategic gains	(0.13)	—
Non-GAAP earnings per share-diluted	$1.92	$1.47	31%	27%
Excluding the strategic gains, for the quarter net income increased 30% (26% in constant currencies) and diluted earnings per share increased 31% (27% in constant currencies).
RESTAURANT UPDATE
The Company has continued to follow the guidance of expert health authorities to ensure the appropriate precautionary steps are taken to protect the health and safety of our people and our customers.
As a result of COVID-19 resurgences, throughout the quarter there have been numerous instances of government restrictions on restaurant operating hours, limited dine-in capacity and, in some cases, mandated dining room closures particularly in the International Operated Markets. These restrictions are impacting most of the Company's markets across Europe, particularly those with fewer drive thru restaurant locations. The Company expects some restrictions in various markets so long as the COVID-19 pandemic continues.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, as well as impairment and other strategic charges and gains, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters (including restaurants temporarily closed due to COVID-19). Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2021.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on April 29, 2021. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 39,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on April 29, 2021. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2021	2020	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,161.5	$2,025.8	$135.7	7%
Revenues from franchised restaurants	2,877.4	2,608.0	269.4	10
Other revenues	85.7	80.6	5.1	6

TOTAL REVENUES	5,124.6	4,714.4	410.2	9

Operating costs and expenses
Company-operated restaurant expenses	1,817.6	1,752.8	64.8	4
Franchised restaurants-occupancy expenses	571.5	554.2	17.3	3
Other restaurant expenses	67.2	65.5	1.7	3
Selling, general & administrative expenses
Depreciation and amortization	76.0	73.5	2.5	3
Other	490.4	516.3	(25.9)	(5)
Other operating (income) expense, net	(179.4)	58.5	(237.9)	n/m
Total operating costs and expenses	2,843.3	3,020.8	(177.5)	(6)

OPERATING INCOME	2,281.3	1,693.6	587.7	35

Interest expense	300.0	280.0	20.0	7
Nonoperating (income) expense, net	28.6	(31.3)	59.9	n/m

Income before provision for income taxes	1,952.7	1,444.9	507.8	35
Provision for income taxes	415.5	338.0	77.5	23

NET INCOME	$1,537.2	$1,106.9	$430.3	39%

EARNINGS PER SHARE-DILUTED	$2.05	$1.47	$0.58	39%

Weighted average shares outstanding-diluted	751.0	750.7	0.3	0%
n/m Not meaningful

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